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                                 EXHIBIT 23.1

                   Consent of KPMG LLP, Independent Auditors


                        Consent of Independent Auditors

The Board of Directors
Netopia, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Netopia, Inc. of our report dated October 29, 1999, relating to the consolidated balance sheets of Netopia, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related schedule, which report appears in the September 30, 1999, annual report on Form 10-K of Netopia, Inc.

/s/ KPMG LLP

San Francisco, California
May 16, 2000